FILED PURSUANT TO RULE 424(B)(3)
                                                           FILE NUMBER 333-71091


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 23, 2001)                                 LOGO
JANUARY 1, 2002


                                   $50,000,000
                      IBF VI - SECURED LENDING CORPORATION
                 CURRENT INTEREST SUBORDINATED BONDS - DUE 2008
                     ACCRETION SUBORDINATED BONDS - DUE 2008

                          ----------------------------


         We are offering up to $50,000,000 in principal amount of unsecured current interest subordinated bonds and unsecured accretion subordinated bonds. The bonds issued on or after January 1, 2002 mature on December 31, 2008 and bear or accrete interest at a rate of 9.75% per annum.


         There is no market for you to resell your bonds. You should read the prospectus and this prospectus supplement carefully before you invest.

                          ----------------------------



         SEE "RISK FACTORS" ON PAGE 3 OF THE PROSPECTUS FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE BONDS.

--------------------------------------------------------------------------------
                    Price To               Sales          Proceeds To
                     Public             Commission           Company
--------------------------------------------------------------------------------
Per Bond              100%                  8%                92%
--------------------------------------------------------------------------------
Minimum             $500,000              $40,000           $460,000
--------------------------------------------------------------------------------
Maximum            $50,000,000          $4,000,000        $46,000,000
--------------------------------------------------------------------------------

                          ----------------------------

         This offering is being made through National Securities Corporation, as underwriter on a best efforts basis, which means that National Securities Corporation is not required to sell any specific dollar amount of bonds but will use its best efforts to sell the bonds. The offering will continue until the earliest of the date on which the maximum amount of the bonds are sold, the offering is terminated, or on December 31, 2002.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. IN ADDITION, THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS SUPPLEMENT REPLACES AND SUPERSEDES ANY PREVIOUS PROSPECTUS SUPPLEMENT AND MUST BE ACCOMPANIED OR PRECEDED BY THE PROSPECTUS DATED JULY 23, 2001.

                         NATIONAL SECURITIES CORPORATION

                           QUESTIONS AND ANSWERS ABOUT
             IBF VI -- SECURED LENDING CORPORATION'S PUBLIC OFFERING


Q:       WHAT IS IBF VI -- SECURED LENDING CORPORATION?

A: IBF VI - Secured Lending Corporation is a company that invests primarily in debt secured by real estate and other real estate- related obligations.

Q:       WHAT SECURITIES ARE YOU OFFERING?

A: We are offering current interest subordinated bonds and accretion subordinated bonds. The bonds issued on or after January 1, 2002 bear or accrete interest at a rate of 9.75% per annum and mature on December 31, 2008.

Q: WHAT IS THE DIFFERENCE BETWEEN CURRENT INTEREST SUBORDINATED BONDS AND ACCRETION SUBORDINATED BONDS?

A: Current interest subordinated bonds pay interest quarterly, unless you purchase $15,000 or more in principal amount of bonds, in which case you may choose to receive interest monthly. Accretion subordinated bonds do not pay interest currently. Rather, we hold the interest you earn on the bonds and accumulate, or "accrete", interest on that interest, compounded quarterly. You receive this accreted interest when the bonds mature or, if the bonds are redeemed prior to maturity, upon redemption.

Q:       WHAT PAYMENTS WILL I RECEIVE IF I BUY CURRENT INTEREST SUBORDINATED
         BONDS?

A: Assuming you buy $20,000 in principal amount of bonds on March 31, 2002 and the bonds are not redeemed prior to maturity on December 31, 2008, you will receive 27 quarterly payments of $487.50 or 81 monthly payments of $162.50 (if you elect to receive payments monthly rather than quarterly), for an aggregate of $13,162.50. You will also receive your $20,000 in principal at the time that your bonds mature.

Q:       WHAT PAYMENTS WILL I RECEIVE IF I BUY ACCRETION SUBORDINATED BONDS?

A: Assuming that you purchase $20,000 in principal amount of bonds on March 31, 2002 and the bonds are not redeemed prior to maturity on December 31, 2008, you will receive a payment of $38,319.74 at the time your bonds mature, representing $18,319.74 in accreted interest and repayment of your $20,000 in principal.

Q: IF I BUY ACCRETION SUBORDINATED BONDS, MAY I CHANGE THEM TO CURRENT INTEREST SUBORDINATED BONDS?

A: Yes. You may make a one-time irrevocable election to receive current interest on your accretion subordinated bonds. The bonds then become current interest subordinated bonds until maturity or redemption and you will receive quarterly interest payments on principal and accreted interest currently. We may choose to pay current interest on accretion subordinated bonds if certain tax events occur, as described more fully in the prospectus under the heading "Description of the Bonds - Election to receive current interest on accretion subordinated bonds."

Q:       HOW ARE THE BONDS SUBORDINATED?

A: If we borrow from other lenders, we will be obligated to repay those lenders before we make payments on the bonds. For that reason, the bonds are "subordinated" to those other lenders' "senior" debt.

Q:       WHAT KIND OF OFFERING IS THIS?

A: We are offering a principal amount of up to $50,000,000 in bonds on a "best efforts" basis. In a best efforts offering, we cannot assure you that all of the bonds will be sold. The minimum amount of bonds in this offering has been sold.

Q:       HOW LONG WILL THE OFFERING LAST?

A: The offering will not last beyond December 31, 2002. The offering may end earlier if all of the bonds are sold or we decide to terminate the offering.

Q:       WHO CAN BUY THE BONDS?

A: Anyone who receives the prospectus can buy the bonds provided that they have a net worth (not including home, furnishings and personal automobiles) of at least $65,000 and annual gross income of at least $65,000 or net worth (not including home, furnishings and personal automobiles) of at least $225,000. However, these minimum levels may vary from state to state, so you should consult your broker to see if requirements in your state are more stringent.

Q:       IS THERE ANY MINIMUM REQUIRED INVESTMENT?

A: Generally, individuals must invest at least $5,000 and IRA, Keogh or other qualified plans must invest at least $2,000. You may purchase additional bonds in increments of $1,000. However, these minimum investment levels may vary from state to state, so you should consult your broker to see if the requirements in your state are more stringent.

Q:       IF I BUY BONDS IN THE OFFERING, HOW CAN I SELL THEM?

A: At the time you purchase them, the bonds will not be listed for trading on any national securities exchange or in the over-the-counter market. There will not be any public market for the bonds when you purchase them, and we do not anticipate that one will develop. In addition, the bonds are not rated. As a result, you may find that it is difficult to sell your bonds, and if you do, you will likely sell the bonds at a significant discount from face value. For this reason, you should not invest in the bonds unless you are able to make a long-term investment, intend to hold the bonds to maturity, have adequate financial means and have no need for liquidity.


         After June 30, 2003, we may redeem any portion of the bonds issued on or after January 1, 2002 from time to time on at least 30 days' notice to you. We may redeem bonds issued prior to January 1, 2002 at the times specified in the applicable prospectus. In addition, you may tender a portion of your bonds for redemption under certain hardship circumstances. We may only redeem, during any year, 10% of the aggregate principal amount of the bonds outstanding on the first day of that year. We also have complete discretion as to whether we accept or reject your tender. If we redeem your bonds for hardship reasons, there will be a penalty, as discussed in greater detail in the prospectus.

Q:       WHAT WILL YOU DO WITH THE PROCEEDS FROM THIS OFFERING?

A: If we sell all of the bonds we are offering, we plan to use approximately 87% of the proceeds to operate our business. We will invest approximately 82% of the proceeds and reserve 5% for working capital. We will use the remaining proceeds to pay commissions of 8% and other expenses from this offering. In the event that we sell less than all of the bonds we are offering, expenses as a percentage of offering proceeds will be higher. Even though we will not invest the entire amount you pay for your bonds, you will receive interest and principal payments based on the full principal amount of your bonds.

Q:       WHAT TYPES OF INVESTMENT WILL YOU MAKE?

A: We will invest at least 80% of our portfolio in mortgage loans secured by commercial or residential real estate. We may invest up to 20% of our portfolio in other investments, including commercial mortgage-backed securities and commercial and real estate-related loans. We may borrow or engage in other kinds of financing to make these investments.

Q:       UNDER WHAT CIRCUMSTANCES WILL YOU BORROW?

A: We may borrow to acquire assets and to fund our operations. We believe that borrowing will reduce our cost of funds and thereby will permit us to invest in higher quality assets. Borrowing, however, can be risky in that we will have to earn a greater return on our assets to repay other creditors in addition to bondholders.

Q:       HOW WELL HAVE YOUR INVESTMENTS DONE SO FAR?

A: As of December 2001, we have purchased two loans and acquired a pool of first-lien residential mortgage loans which are held in a wholly-owned subsidiary. The subsidiary issued bonds to finance the purchase of this pool of loans. As a result, our proceeds from this investment will equal the amount by which payments of interest and principal on the mortgage loans exceed interest and principal payments under the bonds issued by the subsidiary. Based on our current investments, we cannot predict how well our investments will perform over time. We do not believe that there have been any material developments that are not reflected in the financial statements provided in the prospectus that would obligate us to provide updated financial statements as of the date of this prospectus supplement. Past results cannot guarantee future performance.


         Our officers, directors and affiliates have operated several other investment vehicles in the past. The investment results from those entities are included in the prospectus under the heading "Management -- Prior experience of InterBank and IBF Management." However, because those entities had different goals and policies, you cannot assume that our investment returns will be similar to those described in this section of the prospectus.

Q:       HOW WILL YOU CHOOSE WHICH INVESTMENTS TO MAKE?

A: We have hired IBF Management Corp. to manage our business. We rely upon IBF Management Corp. to make all investment decisions. We describe the criteria IBF Management Corp. will use to choose investments in the prospectus under the heading "Investment Guidelines."

Q:       WILL YOU DO BUSINESS WITH YOUR AFFILIATES?

A: We may purchase assets from our affiliates. In addition, we may make loans to affiliates, but such loans may not total more than 10% of our assets.

Q:       ARE THERE RISKS TO INVESTING IN THESE BONDS?

A: Yes. There are significant risks to investing in these bonds. You should read carefully the prospectus and, in particular, the section entitled Risk Factors prior to making your decision to invest.

Q:       IS IBF MANAGEMENT CORP. INDEPENDENT?

A: No. IBF Management Corp. is wholly owned by Simon Hershon, one of our officers and directors. In addition, our officers and directors, and those of IBF Management Corp., manage investments of other entities operated by our affiliates. These officers and directors must choose between entities when allocating investment opportunities. There can be no assurances that IBF Management Corp. will not offer more economically attractive opportunities to other entities rather than to us.

Q:       HOW WILL MY INVESTMENT BE TAXED?

A: Interest paid on the current interest subordinated bonds is taxable as ordinary income. If you purchase accretion subordinated bonds, or, under certain circumstances, current interest subordinated bonds, you will be taxed over the term of the bonds on "original issue discount," which is the amount by which the redemption price at maturity exceeds the price at which the bonds were issued. You should read carefully the section of the prospectus entitled "Certain United States Federal Income Tax Considerations" to better understand the tax consequences of your investment. You should also consult your tax advisor prior to investing in the bonds.

                       Who Can Help Answer Your Questions?

If you have more questions about the offering, or if you would like additional copies of this prospectus supplement and the prospectus dated July 23, 2001, you should contact your registered representative or:


                         National Securities Corporation

                       875 N. Michigan Avenue, Suite 1560

                                Chicago, IL 60611

                                 (312) 751-8833

                            KEY TERMS AND DEFINITIONS

         In the prospectus, we use the following terms with the meanings set forth below:

AFFILIATE                           A person who directly or through an
                                    intermediary, controls, is controlled by, or is under common control with, another person

HEDGING Trying to offset the risks of one kind of investment by taking a position in one or more other investments that react in an opposite manner to the first investment under various circumstances, such as a rise in interest rates

INDENTURE                           The agreement that sets forth our
                                    contractual obligations to bondholders

LEVERAGE
                                    Borrowing and other forms of indebtedness, including debt securities

MEZZANINE INVESTMENTS               Investments that are subordinate to senior
                                    indebtedness and senior to equity, and are secured by either a second lien on the property that is subject to the indebtedness or an ownership interest in the borrower

SECURITIZATION                      Bundling a group of loans into an investment
                                    entity and selling securities of that entity to the public

                               PROSPECTUS SUMMARY

         This summary highlights selected information from the prospectus dated July 23, 2001, as supplemented by this prospectus supplement. This prospectus summary replaces and supersedes the prospectus summary contained in the prospectus dated July 23, 2001. It is not complete and may not contain all of the information that you should consider before investing in the bonds. To understand the offering fully, you should read the entire prospectus carefully, including the documents attached as appendices. You should also consult your tax advisor prior to investing in the bonds.

                      IBF VI -- SECURED LENDING CORPORATION

         IBF VI -- Secured Lending Corporation, which we refer to as "IBF VI", is a Delaware corporation and is a wholly owned subsidiary of InterBank Funding Corporation, also a Delaware corporation ("InterBank"). Our address is 1733 Connecticut Avenue, N.W., Washington, DC 20009, and our telephone number is
(202) 588-7500.


                                  OUR BUSINESS

         We intend to make or purchase loans secured by real estate or other property and invest in real estate-related obligations. We intend to allocate our portfolio as follows:

At least 80% of our investments will be

          o Mortgage loans secured by commercial real estate
            o  We may originate the loans or acquire existing loans
            o  The loans may be first or second mortgage loans
            o The loans may be non-performing (which means that the borrower is not currently meeting its obligations under the loan) or performing
            o The borrowers under the loans may be unable to obtain credit from traditional lenders

          o Pools of mortgage loans secured by residential real estate
            o We will acquire pools of existing loans originated by third parties
            o  The loans may be first or second mortgage loans
            o The loans will typically be made to borrowers of varying credit ratings

Up to 20% of our investments may be

          o Subordinate interests in residential or commercial mortgage-backed securities
            o Our interests will be subordinate to those of other holders, meaning that we are at greater risk of default by the borrowers in the underlying mortgages

          o "Mezzanine" investments that are subordinated to senior mortgage loans
            o May be in the form of a loan secured by a second lien on a commercial or residential property or an equity interest in borrower or
            o  Purchase of preferred equity securities of borrower

          o Construction loans

          o Mortgage loans secured by foreign real estate

          o Other mortgage-backed securities

          o Commercial loans secured by non-real estate property

In connection with our investments, we may take the following actions:

          o We intend to engage in various forms of financing, including
            o Issuance, through a subsidiary, of collateralized mortgage bonds, which are bonds secured by our mortgage loans
            o Entering reverse repurchase agreements, which are agreements by which we sell assets to a third party and agree that we may repurchase such assets at an agreed upon date for a fixed price
            o  Borrowing from banks or other lenders



                            OUR INVESTMENT GUIDELINES

         Within the allocation and types of assets described above, we are permitted to take an opportunistic approach to our investments and may acquire any of the assets described above if we and IBF Management Corp. (hereinafter referred to as "IBF Management") determine that such an investment is in our best interests. Our investment objective is to purchase and originate loans that will produce an average annual percentage rate of return of at least 18 percent. We will attempt to obtain this rate of return through a combination of origination fees, stated interest, discount fees and leverage. This strategy requires that we originate or acquire certain non-conforming loans, distressed loans, subordinated interests in pools of loans and enter into substantial leverage, all of which typically involve a high degree of risk.

         Our management has broad discretion in selecting the investments we will acquire or make. In making our decision as to whether to acquire existing loans, we consider our review of the loan documents, the borrower's payment history and financial condition and the value of the collateral securing the loan and the estimates and projections we prepare based on these items. When originating loans, we consider primarily our evaluation of a borrower's ability to repay the loan and the value of the collateral securing such loan. If we acquire a pool of loans, our agreement with the originator will generally require the originator to make representations and warranties about the loans that, if breached with regard to one of the loans, require the originator to repurchase any non-conforming loan. We may purchase loans and investments from affiliates and make loans to affiliates.

                                 OUR MANAGEMENT

         We have hired IBF Management to manage our business. IBF Management is an affiliate of the Company. Our officers and directors, and those of IBF Management, manage investments of other entities with similar investment objectives and are subject to conflicts of interest. Please read the information in the prospectus under the heading "Management" to learn more about the background of IBF Management and under the heading "Risk Factors - The existence of conflicts of interest could negatively affect the quality of our loans and investments and decrease the return on investment and the amount available to repay your bonds" to learn more about these conflicts of interest.

                                                THE OFFERING


OFFERING SIZE..........................  o  Minimum -- $   500,000
                                         o  Maximum -- $50,000,000
                                         o  $6,066,000 sold as of December 19, 2001

MINIMUM INVESTMENTS....................  o  Individuals -- $5,000
                                         o  IRA, Keogh and Other Qualified Plans -- $2,000
                                         o  Additional bonds may be purchased in $1,000 increments.
                                            (Note: Minimum investments may vary from state to state.)

SUITABILITY STANDARDS..................  o  Net worth (not including home, furnishings and personal automobiles)
                                            of at least $65,000 and annual gross income of at least $65,000; OR
                                         o  Net worth (not including home, furnishings and personal automobiles)
                                            of at least $225,000
                                            (Note: Suitability standards may vary from state to state.)

MATURITY...............................  o  December 31, 2008.
                                         o  Bonds sold prior to July 23, 2001 mature on December 31, 2006.
                                         o  Bonds sold between July 23, 2001 and December 31, 2001 mature on
                                            December 31, 2007.

INTEREST...............................  o  9.75% per annum
                                         o  10.75% per annum for bonds sold prior to January 1, 2002.
                                         o  Payable quarterly on current interest subordinated bonds (or monthly if you purchase $15,000 or more and elect to receive interest monthly)
                                         o  Compounded quarterly on accretion subordinated bonds - no interest payment unless you elect to convert to current interest subordinated bonds

ESTIMATED USE OF PROCEEDS..............  o  82%-- Invested in loans and other assets (assuming the maximum amount of bonds is sold)
                                         o  8%-- Commissions
                                         o  5%-- Working capital
                                         o  Remainder -- Payment for offering expenses

REDEMPTION.............................  o  We may redeem all or any portion of your bonds after June 30, 2003
                                         o  You may tender your bonds to us for redemption under hardship circumstances.  We may redeem your bonds at our sole discretion and at the penalty and under the conditions described in the prospectus.

NO RATING..............................  o  The bonds are not rated.


                            DESCRIPTION OF THE BONDS

         Bonds issued on or after January 1, 2002 will bear or accrete interest at a rate of 9.75% per annum and will mature on December 31, 2008. You should disregard references in the prospectus dated July 23, 2001 to other interest rates and maturity dates relating to bonds issued prior to January 1, 2002. The different interest rate and maturity date relating to bonds issued on or after January 1, 2002 will have no effect on the interest rate and maturity date applicable to any bonds issued prior to that date.

         The following updates and replaces the information contained in the prospectus dated July 23, 2001 under the headings "Description of the Bonds -- Redemption" and "Description of the Bonds - Redemption Price."

REDEMPTION

         After June 30, 2003, IBF VI may redeem any portion of bonds issued on or after January 1, 2002 from time to time on at least 30 days' advance notice to you. Bonds issued prior to January 1, 2002 are redeemable at the times specified in the applicable prospectus. After the redemption date specified in the notice, your bond ceases to accrue stated interest. Partial redemptions will be allocated among holders of the bonds by lot.

         You may tender your bonds to the indenture trustee for redemption under hardship circumstances commencing in December 2003. A request for hardship redemption may only be delivered to IBF VI during any subsequent June and December. The request is irrevocable and represents a binding commitment by you to tender your bond for redemption. The request must provide information on your financial difficulty or change of circumstances and you must provide any additional information requested by IBF VI on the hardship situation. Any request for redemption under hardship circumstances has a redemption penalty deducted from the related redemption payment in an amount equal to a percentage of the original principal amount of the bond set forth in the table below. The paying agent will deduct the penalty from your redemption payment.


                                                       REDEMPTION PENALTY
DATE OF REDEMPTION                              (PERCENTAGE OF PRINCIPAL AMOUNT)
------------------                              --------------------------------
December 2003 and June 2004...............                   10%
December 2004 and June 2005...............                    9%
December 2005 and June 2006...............                    8%
December 2006 and June 2007...............                    7%
December 2007 and June 2008...............                    6%


         IBF VI has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Bonds will be redeemed as of the end of the month in which the request for redemption is made. The amount of bonds redeemed for hardship reasons in each calendar year may not exceed 10% of the aggregate principal amount of the bonds outstanding on the first day of each calendar year. In the event requests for hardship redemption during a year exceed the 10% limitation, redemption will be made on a "first come - first served" basis among the holders of the bonds requesting redemption.

         In the event of the death of a holder, a joint holder, or the owner of an individual retirement account holding a bond, the successor in interest may tender the bond for redemption at any time during the six-month period following the date of death. Bonds tendered and accepted for redemption under hardship circumstances or death of a holder will be redeemed as of the end of the month in which the request for redemption is made.

REDEMPTION PRICE

         The redemption price of the bonds will be equal to 100% of the principal amount of your bond plus any related accrued or accreted interest through the date of redemption. The table below shows redemption prices of $1,000 increments of accretion subordinated bonds issued on or after January 1, 2002 on June 30, 2003, at each following June 30 prior to maturity and at maturity on December 31, 2008. The redemption price of accretion subordinated bonds redeemed between these dates would include an additional amount reflecting the additional interest accreted since the immediately preceding date in the table to the actual redemption date.




                                                             ACCRETION BOND
                                                                ORIGINAL
                                                                PRINCIPAL         ACCRETED            REDEMPTION
REDEMPTION DATE                                                  AMOUNT           INTEREST              PRICE
---------------                                              --------------       --------            ----------
June 30, 2003...........................................        $1,000             $155.46            $1,155.46
June 30, 2004...........................................         1,000              116.83             1,272.29
June 30, 2005...........................................         1,000              128.66             1,400.95
June 30, 2006...........................................         1,000              141.67             1,542.62
June 30, 2007...........................................         1,000              156.00             1,698.62
June 30, 2008...........................................         1,000              171.77             1,870.39
December 31, 2008 -Stated Maturity......................         1,000               92.29             1,962.68


This table assumes you purchased your bond on January 1, 2002. Interest will begin accruing on a bond from the date of its issuance by IBF VI. Your actual redemption schedule will be different if you purchase your bond on any other date and will be given to you when you purchase your bond.

         Payment of all principal and interest due on the bonds will be made on the redemption date with respect to a redemption by IBF VI. In the case of a hardship redemption, payment of principal and interest due on the bonds will be made on or before the end of the following month.

                               RECENT DEVELOPMENTS


         The term of the mortgage loan note secured by real property acquired by IBF VI in December 2000 has been extended to February 28, 2002. The other terms of the note are unchanged.

         On September 27, 2001, IBF VI purchased a loan note secured by an assignment of the ownership interest in the entity that owns the property and of the management contract with the manager of the property from IBF IV - Participating Income Corporation, an affiliate of IBF VI, for a purchase price of $1,073,854. This loan is subordinate to a first deed of trust in the amount of $3,053,044, matures on June 22, 2002 and bears interest at a rate of 20% per annum.

         On November 27, 2001, IBF VI purchased, with IBF IV - Participating Income Corporation and IBF Collateralized Finance Corporation, which are affiliates of IBF VI, a pool of mortgage loans from Credit Suisse First Boston Mortgage Securities Corp. for an aggregate purchase price of $498.6 million. IBF VI's share of the loans, in the principal amount of $37.8 million, is held by IBF VI - Asset Securitization Corp., a wholly owned subsidiary of IBF VI ("IBF VI SPV"). The mortgage loans are secured by first deeds of trust on residential property. The combined loan-to-value ratios (based on the appraised values of the mortgaged properties at the time of origination) of the loans held by IBF VI SPV is approximately 80%. The average principal balance on the mortgage loans held by IBF VI SPV is $125,347, and 100% of the loans are secured by first liens.

         IBF VI financed the acquisition of its portion of the pool of mortgage loans through the issuance of bonds by IBF VI SPV to institutional investors in a transaction not requiring registration under the federal securities laws. The bonds are in a principal amount of $37.5 million and pay interest at a floating rate based on LIBOR plus a fixed premium (which varies depending on the tranche of bonds purchased). Interest on the bonds is payable out of the interest and principal payments received from the pool of mortgages; accordingly, the bonds do not have a fixed maturity date. The bonds are secured by the principal and interest payable on the mortgages (net of certain expenses) and are non-recourse to IBF VI (meaning that the bondholders may not look to IBF VI's other assets for payment in the event of a default). The proceeds to IBF VI from this investment will equal payments of interest and principal on the mortgage loans less interest and principal payments under the bonds.